September 9, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: National Discount Brokers Group, Inc. - Definitive Proxy Statement for 1998
    ---------------------------------------------------------------------------

Dear Sir/Madam:

         Enclosed for filing is the Definitive Proxy Statement for the 1998 Annual Meeting of Stockholders of National Discount Brokers Group, Inc. pursuant to Rule 14a-6(a) of the Securities Exchange Act of 1934, as amended.

         If you have any questions or comments regarding this filing, please call me at (201) 946-4413 or Frank E. Lawatsch, Jr. at (973) 596-4637.

                                Very truly yours,



                               Laura Singer, Esq.

Enclosures








                                                       SCHEDULE 14A
                                                      (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                                 Exchange Act of 1934

Filed by the Registrant x
Filed by a Party other than the Registrant o

Check the appropriate box:
Preliminary Proxy Statement
oConfidential,   for  Use  of  the   Commission   Only  (as  permitted  by  Rule
 14a-6(e)(2)) Definitive Proxy Statement
o Definitive Additional Materials
o Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                      NATIONAL DISCOUNT BROKERS GROUP, INC.
--------------------------------------------------------------------------------
                 Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
x   No fee required.
o Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
                                    N.A.

     2)  Aggregate number of  securities  to which  transaction applies:
                                    N.A.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N.A.

     4) Proposed maximum  aggregate value of  transaction:

                                      N.A.

     5) Total fee paid:
                                      N.A.

      Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
      3)  Filing Party:
     4)  Date Filed:

                          National Discount Brokers Group, Inc.
                                10 Exchange Place Centre
                              Jersey City, New Jersey 07302


         --------------------------------------------------------------------
                        Notice Of Annual Meeting Of Stockholders
                              To Be Held October 20, 1998
         --------------------------------------------------------------------


The 1998 Annual Meeting of the Stockholders of National Discount Brokers Group, Inc. (the "Company") will be held at the Company's offices at 10 Exchange Place Centre, Jersey City, New Jersey 07302, 15th Floor, on October 20, 1998 at 4:00 p.m., New Jersey time for the following purposes:

                  (1) To elect three Class 2 directors to hold office for a term of three years or until their successors have been duly elected and qualified.

                  (2) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending May 31, 1999.

                  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on August 28, 1998, as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                             By Order of the Board of Directors


                                             Dennis Marino
                                             Secretary

September 9, 1998
Jersey City, New Jersey

                         National Discount Brokers Group, Inc.
                                10 Exchange Place Centre
                             Jersey City, New Jersey 07302

           ------------------------------------------------------------------
                          Proxy Statement For Annual Meeting
           ------------------------------------------------------------------

This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of National Discount Brokers Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held at the Company's offices at 10 Exchange Place Centre, Jersey City, New Jersey 07302, 15th Floor, on October 20, 1998 at 4:00 p.m. New Jersey time, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to stockholders on or about September 9, 1998. The principal executive offices of the Company are located at the address indicated above.

Only stockholders of record at the close of business on the record date, August 28, 1998 (the "Record Date"), will be entitled to vote at the Meeting and at all adjournments thereof.

On August 28,  1998,  there were  outstanding  and  entitled to vote  14,024,618 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Common Stock have no cumulative voting rights.


                               Voting Of Proxies

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (with respect to the matters as to which the stockholder is entitled to vote) (a) "FOR" the election of each of Arthur Kontos, Richard J. Marino and Ralph N. Del Deo as Class 2 directors of the Company, (b) "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending May 31, 1999, and (c) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Nominating Committee thereof or the Board of Directors may determine to reduce the size of the Board of Directors.

A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date or by voting in person at the Meeting.

Directors of the Company will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of any other matter which may be put to a stockholder vote at the Meeting, unless otherwise required by the Delaware General Corporation Law or the Company's Restated Certificate of Incorporation, as amended. Except for the election of directors, as to any particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. Votes cast, either in person or by proxy, will be tabulated by American Stock Transfer & Trust Company, the Company's transfer agent.


                     Voting Securities and Principal Holders Thereof

Security Ownership Of Certain Beneficial Owners

The following table sets forth certain information, as of August 28, 1998, regarding the beneficial ownership of the Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock. The Company has been advised that each stockholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes following the table.

                 Name and Address                    Amount
                 of Beneficial Owner             Of Beneficial Ownership          Percentage of Class





                  S.G.I. Partners, L.P.
                  120 Broadway
                  New York, NY 10271                    4,000,000                             28.52%

                  Carl H. Hewitt
                  120 Broadway
                  New York, NY 10271                    4,000,000 (1)                         28.52%

                  Arthur Kontos
                  10 Exchange Place
                  Centre                                2,881,100 (2)                         20.26%
                  Jersey City, NJ 07302

                  Peter R. Kellogg
                  120 Broadway
                  New York, NY 10271                    2,665,200 (3)                         19.00%


(1)  Comprised  of  4,000,000  shares of Common  Stock  held by S.G.I.  Partners,  L.P.  ("S.G.I.").  See  "Certain
      Relationships and Related Transactions."

(2) Comprised of 1,337,854 shares of Common Stock held by Mr. Kontos and 197,387 shares of Common Stock underlying Mr. Kontos' currently exercisable stock options. Also includes 125,000 shares of Common Stock held by the Arthur Kontos Foundation, 778,562 shares of Common Stock held by limited partnerships of which Mr. Kontos is the general partner and Mr. Kontos' children are sole limited partners, and 442,297 shares over which he has sole voting power which are subject to a voting trust agreement with his former wife.

(3) Comprised of 793,700 shares of Common Stock held by Mr. Kellogg, 1,850,000 shares of Common Stock held by IAT Reinsurance Syndicate Ltd., a corporation, all of whose voting stock is held by Mr. Kellogg and of which Mr. Kellogg is president, and 21,500 shares of Common Stock held by the Cynthia and Peter Kellogg Foundation. Peter R. Kellogg is also a limited partner of S.G.I and a Senior Managing Director of Spear, Leeds & Kellogg, L.P. ("SLK"), a New York limited partnership.







Security Ownership of Management

The following table sets forth certain information, as of August 28, 1998, regarding the beneficial ownership of the Common Stock by each director and named executive officer (see "Compensation of Directors and Executive Officers") of the Company and by all directors and executive officers as a group. The Company has been advised that each stockholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below. Sherwood Securities Corp. ("Sherwood Securities") is a wholly-owned subsidiary of the Company specializing in the wholesale market making of over-the-counter securities. Equitrade Partners ("Equitrade"), a New York limited partnership, is an affiliate of the Company, which acts as a specialist on The New York Stock Exchange. The Company and one of its wholly owned subsidiaries own an aggregate of approximately 73% of the capital of Equitrade.

                                                               Amount
               Name and Title                          Of Beneficial Ownership     Percentage of Class

               Arthur Kontos,                             2,881,100 (1)                    20.26%
               Vice Chairman of the Board and Chief
               Executive Officer of the Company

               James H. Lynch, Jr., Chairman of the          35,000                           *
               Board and Director

               John P. Duffy, Director                       53,800 (2)                       *

               Carl H. Hewitt, Director                   4,000,000 (3)                    28.52%

               Dennis Marino,                               218,698 (4)                     1.56%
               Executive Vice President and Chief
               Administrative Officer of the Company;
               Chairman of the Board and Chief
               Executive Officer of National Discount
               Brokers

               Richard J. Marino,                           607,635 (5)                     4.33%
               Chairman of the Board of Sherwood
               Securities

               Thomas W. Neumann,                           224,810 (6)                     1.59%
               Executive Vice President of the Company;
               President of Sherwood Securities

               Ralph N. Del Deo, Director                    30,000 (7)                       *

               James Romano,                                 15,000 (8)                       *
               Senior Vice President and Head of
               Capital Markets of Sherwood Securities

               Stephen J. DiLascio                            1,000                           *
               Director, Managing General Partner of
               Equitrade

               All Directors and Executive Officers as    8,077,176                        56.22%
               a Group (12  persons) (9)

                   * Less than 1%


         (1) Consists of 1,337,854 shares of Common Stock held by Mr. Kontos, 197,387 shares of Common Stock underlying Mr. Kontos' currently exercisable stock options, 125,000 shares of Common Stock held by the Arthur Kontos Foundation, 778,562 shares of Common Stock held by limited partnerships of which Mr. Kontos is the general partner and Mr. Kontos' children are sole limited partners and 442,297 shares over which he has only sole voting power which are subject to a voting trust agreement with his former wife.

         (2) Consists of 49,800 shares of Common Stock held by Mr. Duffy and 4,000 shares of Common Stock held in trust for Mr. Duffy's children.

         (3) Consists of 4,000,000  shares of Common Stock held by S.G.I.  See "Certain  Relationships  and Related
         Transactions."

         (4) Consists of 180,732 shares of Common Stock held by Mr. D. Marino and 37,966 shares of Common Stock underlying Mr. D. Marino's currently exercisable stock options.

         (5) Consists of 597,466 shares of Common Stock held by Mr. R. Marino and 10,169 shares of Common Stock underlying Mr. R. Marino's currently exercisable stock options.

         (6) Consists of 144,436 shares of Common Stock held by Mr. Neumann and 80,374 shares of Common Stock underlying Mr. Neumann's currently exercisable stock options.

         (7)  Consists  of 20,000  shares of Common  Stock held by Mr. Del Deo and  10,000  shares of Common  Stock held by his wife.

         (8) Consists of 5,000 shares of Common Stock held by Mr. Romano and 10,000 shares of Common Stock underlying Mr. Romano's currently exercisable stock options.

         (9) Includes 343,229 shares of Common Stock underlying stock options exercisable within 60 days of August 28, 1998.


PROPOSAL 1.  ELECTION OF DIRECTORS

The Company's Restated Certificate of Incorporation, as amended, which became effective on February 4, 1987, requires that the Board of Directors be divided into three classes. In accordance with the Company's Restated Certificate of Incorporation, at the 1987 annual meeting, Class 1 directors were initially elected for a term that expired as of the 1988 annual meeting of the stockholders of the Company, Class 2 directors were initially elected for a term that expired as of the 1989 annual meeting of stockholders and Class 3 directors were initially elected for a term that expired as of the 1990 annual meeting of stockholders. At each annual meeting, directors will be elected for a term of three years so that the term of office of one class of directors shall expire each year.

Three individuals are being nominated for election at the Meeting to serve as Class 2 directors for a term of three years or until the election and qualification of their successors.

The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of Arthur Kontos, Richard J. Marino and Ralph N. Del Deo. If Mr. Kontos, Mr. Marino or Mr. Del Deo becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or the Nominating Committee of the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why Mr. Kontos, Mr. Marino and Mr. Del Deo may not be able to serve as directors if elected. Pursuant to an agreement between the Company and S.G.I., S.G.I has the right to appoint two directors to the Board of Directors. S.G.I. has designated Mr. Hewitt as one of its directors and has not requested that another person be designated pursuant to this agreement.
The Board of Directors recommends a vote "FOR" the election of each of the above nominees.

The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, their respective positions with the Company and the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominees and each of the incumbent directors and executive officers of the Company follows the table.

           Name                             Age       Position with the Company                  Director Since

           Class 1 Directors

           Dennis Marino                    52         Director, Executive Vice President,             1981
                                                       Secretary and Chief Administrative Officer

           James H. Lynch, Jr.              67         Chairman of the Board                           1989

           Stephen J. DiLascio              43         Director, Managing General Partner of           1995
                                                       Equitrade

           Class 2 Directors

           Arthur Kontos                    52         Director, Vice Chairman of the Board,           1988
                                                       Chief Executive Officer

           Richard J. Marino                54         Director, Senior Vice President, Chairman       1981
                                                       of the Board of Sherwood Securities

           Ralph N. Del Deo                 73         Director                                        1993

           Class 3 Directors

           Carl H. Hewitt                   46         Director                                        1991

           John. P. Duffy                   57         Director                                        1992

           Thomas W. Neumann                34         Director, Executive Vice President              1992








Certain Biographical Information Concerning
Incumbent Directors and Executive Officers

James H. Lynch, Jr. became Chairman of the Board of Directors in July 1989.
He is also an independent consultant to the securities industry. Mr. Lynch was a general partner and member of the Executive Committee of SLK for more than five years prior to his retirement from SLK in June 1985. SLK is a broker dealer and a member of all major United States stock exchanges and acts as a specialist on the New York and American Stock Exchanges. Mr. Lynch also served as President of Spear, Leeds & Kellogg Securities, Inc. and as an officer and director of its wholly-owned subsidiaries, First Options of Chicago and Troster Singer Corporation. Mr. Lynch is a director of Consolidated Purchasing Services, Inc. and Business Link Communications, Inc.

Arthur Kontos became Vice Chairman of the Board and Chief Executive Officer of the Company in October 1988. Mr. Kontos was a managing director of SLK from June 1988 until October 1988, when he joined the Company. He became a general partner of SLK in 1982 and President of S.G.I. Capital Holdings, Inc., a general partner of S.G.I. in 1988, from which positions he resigned in December 1991. From July 1978 until May 1988, Mr. Kontos served as a director and as President and Chief Executive Officer of Troster Singer Corporation, currently a division of SLK.

Richard J. Marino is a founder of Sherwood Securities, a subsidiary of the Company, and was Secretary of Sherwood Securities from its inception in 1968 until June 1988. In August 1987, Mr. Marino was elected Chairman of the Board of Sherwood Securities. In January 1988, he assumed the responsibility of director of all equity trading. In April 1988, he ceased his individual trading activity to serve full time as director of all equity trading. In August 1988, Mr. Marino returned to trading a list of securities. Mr. Richard J. Marino and Mr. Dennis Marino are brothers.

Dennis Marino has been employed by the Company since February 1969 and has served as the Company's Chief Administrative Officer since 1986. He was appointed President of Sherwood Securities in January 1988, a position he held until December 1997 at which time he became Chairman of National Discount Brokers ("NDB"), a wholly owned subsidiary of the Company. In February 1998, Mr. Marino also assumed the positions of President and Chief Executive Officer of NDB. He has been an Executive Vice President of the Company since 1977. Mr. Marino served as President of the Securities Traders Association of New York for a term that expired in 1991, served as Chairman of the Securities Traders Association ("STA") in 1997 and currently serves as a governor of the STA and as a member of its executive committee.

Thomas W. Neumann has served as an Executive Vice President of the Company since 1991 and was appointed President of Sherwood Securities in December 1997. Mr. Neumann joined Sherwood Securities in October 1988 and held various trading positions with that company prior to being appointed a senior vice president in 1990 and Head of Capital Markets in 1995. From June 1986 until October 1988, Mr. Neumann was an employee of Troster Singer Corporation.

John P. Duffy retired from his position as a managing director of SLK in 1991, a position he held from prior to September 1987 until his retirement. As a managing director of SLK, Mr. Duffy acted as a specialist on The New York Stock Exchange ("NYSE"). Mr. Duffy is also a director of Kinney Oil Co.

Carl H. Hewitt was appointed a director of the Company at the request of S.G.I. under the terms of an agreement between the Company and S.G.I. pursuant to which S.G.I. has the right to designate two directors. Mr. Hewitt became a member of the Board of Directors in July 1991. Mr. Hewitt is a managing director and the general counsel of SLK. Mr. Hewitt joined SLK in 1985 as an assistant general counsel. He became the general counsel in June 1988 and became a managing director in January 1991. Mr. Hewitt is also the sole shareholder and director and the president of the corporation which serves as the general partner of S.G.I.

Ralph N. Del Deo is a senior partner of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., a New Jersey law firm that provides legal services to the Company. His practice areas include corporation law, patent, trademark and copyright law, litigation and general practice.

Stephen J. DiLascio is the managing partner of Equitrade. He began his career on the trading floor in 1973 with Weiss, Peck & Greer's specialist operation, the predecessor to Equitrade. He became a specialist in 1978, a partner in 1980 and the managing partner in 1989. As the managing partner, he is responsible for all aspects of Equitrade's operations. Mr. DiLascio is a director of Securities Industry Automation Corporation, a governor of the NYSE, a member of the Alliance of Floor Brokers and a member of the Technology, Planning and Oversight Committee at the NYSE.

James Romano, age 51, currently serves as Senior Vice President and Head of Capital Markets of Sherwood Securities. Mr. Romano joined Sherwood Securities in June 1992 as vice president of trading and as a member of the Management Committee. In January 1995, he was appointed to serve on the Company's Executive Committee. From January 1995 to December 1997, Mr. Romano had responsibility over the trading department and in January 1998 became Head of Capital Markets. For eleven years prior to joining the Company, Mr. Romano held various trading positions at Troster Singer Corporation, including vice president of trading.

Laura R. Singer, age 44, has been General Counsel and Senior Vice President of the Company since January 6, 1997. Prior to that time, she served for six years as an Assistant Director in the Division of Enforcement of the Securities and Exchange Commission in Washington, D.C. Previously, Ms. Singer had been Counsel to Market Surveillance at the National Association of Securities Dealers. Ms. Singer has been a member of the bar since September, 1978. She has responsibility for the legal affairs of the Company.

Denise Isaac, age 31, has been Chief Financial Officer of the Company since October 1995. Prior to her employment with the Company, Ms. Isaac was a Senior Manager in the financial services practice of KPMG Peat Marwick LLP. Ms. Isaac was employed by KPMG Peat Marwick LLP since 1986 where she worked on various assignments and taught courses to the securities industry.


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The New York Stock Exchange. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company's executive officers, directors and persons who beneficially own more than ten percent of the Company's equity securities, the Company believes that, during the preceding year, all filing requirements applicable to its officers, directors and ten percent beneficial owners were met, with the exception that the monthly statement of change in beneficial ownership (Form 4) was not filed by John Duffy on a timely basis. Appropriate corrective action has been taken by this individual.


Meetings of the Board and Committees

During fiscal year 1998, the Board of Directors held six meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended May 31, 1998.

The Board of Directors has created an Executive Committee, a Compensation Committee, an Audit Committee, and a Nominating Committee. The Executive Committee is comprised of James H. Lynch, Jr., Arthur Kontos and Dennis Marino. The Compensation Committee is comprised of James H. Lynch, Jr. and John Duffy. The Audit Committee is comprised of James H. Lynch, Jr. and John Duffy. The Nominating Committee is comprised of Arthur Kontos, Carl H. Hewitt and John P. Duffy.

The Executive Committee, which held two meetings during fiscal year 1998, is authorized, among other things, to exercise such powers as may lawfully be delegated to it by the Board of Directors, including the appointment of officers, the appointment of agents of the Company, and the determination of general policy with regard to business of the Company. Action by the Executive Committee is subject to review and revision by the Board of Directors.

The Compensation Committee, which held three meetings during fiscal year 1998, has jurisdiction on behalf of the Company to approve, disapprove, modify or amend all plans to compensate employees including bonuses. No member of the Compensation Committee is eligible for any award or any grant of stock options under any such plans. The Compensation Committee determines the salaries of employees of the Company who are directors and also determines the salaries of all other employees of the Company who are officers or who occupy such other positions as may be designated by the Compensation Committee.

The Audit Committee, which held one meeting during fiscal year 1998, reviews and monitors the Company's financial reports and accounting practices and, among other things, makes recommendations to the Board with respect to audit policies and procedures and the scope and extent of audits, reviews the Company's unaudited quarterly financial results, and reviews the annual year end audit with the Company's independent auditors.

The Nominating Committee was created by the Board of Directors in August 1993 for the purpose of nominating a slate of nominees for election to the Board of Directors by the stockholders of the Company at each Annual Meeting of Shareholders commencing with the annual meeting of stockholders held in 1994. The Nominating Committee is also responsible for nominating candidates to fill the position of each director, if any, whose term as director terminates prior to the date of any annual meeting of stockholders and who is to be replaced by the Board of Directors. The Nominating Committee does not consider nominees recommended by stockholders in its deliberations. The Nominating Committee held no meetings in fiscal year 1998.


                    Compensation Of Directors And Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the fiscal years ended May 31, 1998, 1997 and 1996 of those persons who were, at May 31, 1998, (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company for the fiscal year ended May 31, 1998 (the "named executive officers"):






                                     Executive Compensation Table

                                                         Annual Compensation

                                           ----------- ---------------- ----------------- -------------------
Name and                                                                                    Securities
Principal                     Fiscal                                      All Other         Underlying
Position                      Year         Salary($)    Bonus($)        Compensation($)     Options (#)



Arthur Kontos, Vice           1998          $300,000    $3,479,439          $515,568(2)        126,941
Chairman of the Board and     1997           300,000     3,061,460
Chief Executive Officer of    1996           300,000     6,137,012         7,119,375(2)        219,533
the Company

Dennis Marino                 1998           173,077       350,000           175,075(2)         42,966
Executive Vice President      1997           150,000       286,728
and Chief Administrative      1996           150,000       515,000           663,181(2)         45,190
Officer of  the Company;
Chairman of the Board and
Chief Executive Officer of
National Discount
Brokers

Thomas Neumann                1998           299,039       802,000(3)        181,886(2)         85,374
Executive Vice President of   1997           250,000       573,455           113,699(2)         88,187
the Company; President of     1996           248,939     1,015,000         1,093,376(2)         94,027
Sherwood Securities

Richard J. Marino             1998                --       732,816(1)         53,786(2)         10,169
Chairman of the Board of      1997                --       614,606(1)
Sherwood Securities           1996                --       486,654(1)        196,875(2)         12,294

James Romano                  1998           350,000       250,000(1)                            5,000
Senior Vice President and     1997           350,000       235,000(1)                           15,000
Head of Capital Markets of    1996           350,000       274,091(1)
Sherwood Securities

No named executive officer received personal benefits or perquisites during the fiscal year ended May 31, 1998 in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(1) Cash bonuses for Mr. R. Marino and Mr. Romano include commissions, representing a percentage of gross commissions on sales/trades, and discretionary incentive bonuses. Commissions for Mr. R. Marino for the fiscal year ended May 31, 1998 equaled $732,816 (including $167,297 of commissions earned in excess of Mr. Marino's guarantee), for the fiscal year ended May 31, 1997 equaled $614,606 and for the fiscal year ended May 31, 1996 equaled $477,904. Discretionary incentive bonuses for Mr.
        R. Marino for the fiscal year ended May 31, 1998 equaled $0, for the fiscal year ended May 31, 1997 equaled $0 and for the fiscal year ended May 31, 1996 equaled $8,750. Commissions for Mr. Romano for the fiscal year ended May 31, 1996 equaled $91,091 and he was not paid on a commission basis for the fiscal years ended May 31, 1998 and 1997. Discretionary incentive bonuses for Mr. Romano for the fiscal year ended May 31, 1998 equaled $250,000, for the fiscal year ended May 31, 1997 equaled $235,000 and for the fiscal year ended May 31, 1996 equaled $183,000.

(2) Represents gain recognized upon exercise of options.

(3) Includes $107,000 of bonus paid in fiscal year ended May 31, 1998 with respect to services performed in the fiscal year ended May 31, 1997.


Compensation Arrangements

Through May 31, 1997, Mr. Kontos was compensated by the Company pursuant to an Employment Agreement (the "Employment Agreement") by and between Mr. Kontos and the Company dated as of September 12, 1995. Under the terms of the Employment Agreement, the Company had agreed to pay Mr. Kontos an annual base salary of $300,000. In addition, Mr. Kontos was entitled to a bonus ("Bonus") based on the Company's "Income." "Income" is defined in the Employment Agreement to mean the Company's consolidated pre-tax net income during any fiscal year in which the Employment Agreement is in effect without any deductions for amounts payable as a Bonus under the Employment Agreement or any related accruals. For fiscal years commencing with the fiscal year ended May 31, 1996, Mr. Kontos was entitled to an annual Bonus based on performance goals, therein defined as 10% of the first $5,000,000 of Income, 15% of the next $8,000,000 of Income and 18% of the Income over $13,000,000. In March 1996, Mr. Kontos signed a waiver wherein his Bonus on any Income over $19,746,019, for the fiscal year ended May 31, 1996, would be paid at a rate of 15%, rather than 18%.

On May 31, 1997, the Board of Directors approved, and Mr. Kontos signed, a new employment agreement, (the "New Employment Agreement"). The New Employment Agreement provides for an initial term of employment from June 1, 1997 to May 31, 2000. The Company has the option to extend the term from June 1, 2000 until May 31, 2001. Mr. Kontos has the right to extend the term from June 1, 2001 to May 31, 2002. The New Employment Agreement provides that Mr. Kontos will receive an annual base salary of $300,000 and an annual cash bonus pursuant to the terms of The Sherwood Group 1996 CEO Bonus Plan (the "CEO Bonus Plan"). Pursuant to the CEO Bonus Plan, for fiscal years commencing with the fiscal year ended May 31, 1998, the Chief Executive Officer of the Company is entitled to an annual cash bonus equal to 10% of the first $10,000,000 of "Income," and 15% of "Income" over $10,000,000. "Income" means the consolidated pre-tax net income of the Company without deductions for the payment or accrual of a bonus under the CEO Bonus Plan. The New Employment Agreement may be terminated (i) by Mr. Kontos either on thirty (30) days prior written notice or at any time following a Change in Control, as defined, (ii) by the Company for Cause, as defined, (iii) automatically upon the death or disability of Mr. Kontos, or (iv) by the Company without Cause. If the Company terminates the New Employment Agreement without Cause, or Mr. Kontos terminates his employment for Good Reason (as defined) within one year after a Change of Control, Mr. Kontos is entitled to receive as liquidated damages an amount equal to three times his average compensation (including base salary, bonus and any other compensation) from the Company and its subsidiaries as reported for federal income tax purposes for the five previous calendar years less $1.00 subject to the limitation that the amount shall not constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended. Generally, a Change in Control will be deemed to have occurred under the New Employment Agreement (i) if any person (other than Mr. Kontos or persons under his control) or group acting in concert acquires beneficial ownership of more than 50% of the voting stock of the Company and the control so acquired is exercised in any manner, (ii) during a two year period persons who at the beginning of the period who constitute the Board of Directors and any new director whose election was approved by at least 2/3 of the directors then still in office, cease for any reason to constitute a majority of the Board of Directors, or (iii) the Company or a subsidiary of the Company merges, consolidates or engages in a similar transaction, other than a transaction where voting securities of the Company outstanding prior to this Transaction continue to represent 75% of the combined voting power of the voting securities of the Company or the surviving entity, or the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets.

During the fiscal year ended May 31, 1997, the three highest salaried executives received cash bonuses pursuant to The Sherwood Group, Inc. 1996 Executive Incentive Award Plan ("Incentive Plan"). Only three participants (other than the Chief Executive Officer of the Company) with the highest base salary for an Award Period were eligible for the receipt of an Incentive Award. Generally, the Award Period was the Company's fiscal year. The Incentive Plan was administered by the Compensation Committee. Participating senior executives could not receive an Incentive Award in excess of 25% of the Compensation Pool (as defined), and the participating senior executive with the highest base salary could not receive an Incentive Award in excess of 50% of the Compensation Pool. The Compensation Pool was 4.25% of "Net Income" for an Award Period where "Net Income" meant consolidated pre-tax net income of the Company after adjustment to exclude or include unusual, infrequently occurring or extraordinary items or the cumulative effects of changes in accounting principles and not taking into account the payment or accrual of the Incentive Awards under the Incentive Plan. Messrs. Neumann and Dennis Marino were participants in the Incentive Plan for the fiscal year ended May 31, 1997. The Incentive Plan was terminated by the Board of Directors effective June 1, 1997 and was not applicable to bonuses paid to executives with respect to the fiscal year ended May 31, 1998.


Compensation of Directors

Independent directors are paid at a rate of $18,000 annually plus $1,000 for each committee meeting attended.


Option Grants in Last Fiscal Year

Shown below is information with respect to the options to purchase Common Stock granted to the Chief Executive Officer and the named executive officers of the Company.

                        Option Grants In Last Fiscal Year

                                                                                                          Potential Realizable
                                                                                                         Value at Assumed Annual
                                                                                                          Rates of Stock Price
                                         Individual Grants                                               Appreciation for Option
                                                                                                                  Term
----------------------------------------------------------------------------------------------------    --------------------------
                           Number of         % of Total
                           Securities     Options Granted
                           Underlying     to Employees in   Exercise or Base
                        Options Granted     Fiscal Year           Price             Expiration
         Name                 (#)                                 ($/Sh)               Date              5% ($)        10% ($)
         ----                 ---                           -     ------               ----              ------        -------

Arthur Kontos(1)              126,941         23.88%             $12.1875           10/14/07            $972,959       $2,465,669


Dennis Marino(2)               37,966          7.14               12.6875           12/04/07             302,935          767,696
             (3)                5,000           .94               13.5000           12/12/07              42,450          107,578


Thomas W. Neumann(1)           80,374         15.12               12.1875           10/14/07             616,039        1,561,163
                 (3)            5,000           .94               13.5000           12/12/07              42,450          107,578


Richard J. Marino(4)           10,169          1.91               13.2500           12/10/07              84,737          214,740

James Romano(3)                 5,000           .94               13.5000           12/12/07              42,450          107,578


(1) All options granted became exercisable on April 14, 1998.


(2) All options granted became exercisable on June 4, 1998.

(3) All options granted will become exercisable with respect to one-third of the shares on each of the first, second and third anniversary of the date of grant.

(4) All options granted became exercisable on June 10, 1998.


Option Exercises and Fiscal Year-End Values

Shown below is information with respect to the exercise of options to purchase Common Stock by the Chief Executive Officer and the named executive officers and unexercised options to purchase shares of Common Stock granted to the Chief Executive Officer and such named executive officers.

          Aggregated Option Exercises In Fiscal Year Ended May 31, 1998
                          And May 31, 1998 Option Value

                                                                Number of Unexercised           Value of Unexercised
                                                                      Options at                In-the-money Options
                          Number of Shares        Value            Fiscal Year-End             at Fiscal Year-End(1)
         Name           Acquired on Exercise     Realized      Exercisable Unexercisable    Exercisable     Unexercisable


Arthur Kontos, Vice            149,087          $515,568         197,387            0         $158,504           0
Chairman of the Board
and Chief Executive
Officer of the Company

Dennis Marino                   45,190           175,075          37,966        5,000                0           0
Executive Vice
President and Chief
Administrative
Officer of the
Company; Chairman of
the Board and Chief
Executive Officer of
National Discount
Brokers

Thomas W. Neumann               88,187           181,886          80,374        5,000                0           0
Executive Vice
President of the
Company, President of
Sherwood Securities

Richard J. Marino               12,294            53,786               0       10,169                0           0
Chairman of the Board

James Romano                         0                 0           5,000       15,000                0           0
Senior Vice President
and Head of Capital
Securities





(1) Based on the difference between the exercise price of the options and the closing price of the Common Stock on the New York Stock Exchange on May 31, 1998.

             Compensation Committee Report On Executive Compensation

General

The Compensation Committee of the Board of Directors reviews the Company's existing and proposed executive compensation plans and makes recommendations to the Board of Directors regarding such plans and the awards to be made thereunder.

Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Compensation Committee in determining the compensation of the Company's Vice Chairman of the Board and Chief Executive Officer and other named executive officers in this Proxy Statement for the fiscal year ended May 31, 1998.

Members of the Compensation Committee during the fiscal year ended May 31, 1998 were John P. Duffy and James H. Lynch, Jr.

Each of Sherwood Securities and Equitrade cleared certain of their securities transactions with SLK. Each of Messrs. Hewitt and Kellogg are managing directors of SLK. Messrs. Lynch and Duffy were formerly associated with SLK. See "Certain Biographical Information Concerning Incumbent Directors and Executive Officers." During the Company's 1998 fiscal year, the Company and its subsidiaries paid fees in the aggregate amount of $1,884,010 to SLK in connection with clearing activities performed by SLK. On February 27, 1998, Sherwood Securities sold its American Stock Exchange specialist business to SLK for $325,000.

Compensation Philosophy

The Company's compensation philosophy focuses on providing executives with annual compensation that rewards individual performance during the year, and provides incentives to executives to improve the long-term performance of the Company. By paying competitive base salaries to executive officers, and making a significant portion of their compensation contingent on their performance during the year, the Company seeks to provide executives with significant incentives to promote the interests of the Company and its stockholders.

Salaries. Consistent with its compensation philosophy, the Company has paid competitive base salaries to its salaried officers and has supplemented these salaries with performance-based bonuses. Traders generally receive no base salaries, and are compensated on a commission basis with a minimum guarantee. In making decisions with respect to the base salaries of executive officers for the fiscal year ended May 31, 1998, the committee considered the performance of each of the individuals in question during the prior year, the Company's results of operations for the fiscal year ended May 31, 1997 and the responsibilities of the executive officers. In keeping with its desire to base much of the compensation of the Company's executives on performance during the year, the committee generally determined to make only modest changes in the base salaries of certain executives, and to maintain salaries for most executive officers at the same level as the prior year.

Bonuses. The discretionary bonuses paid to the Company's officers with respect to the fiscal year ended May 31, 1998 were determined primarily by reference to the Company's financial performance for the fiscal year and by reference to the volume of business generated by them or under their direction during the fiscal year. The performance of the Company's Vice Chairman of the Board and Chief Executive Officer is measured primarily by reference to the Company's financial performance for the fiscal year and is measured by a formula contained in his New Employment Agreement.



Chief Executive Officer Compensation

The compensation arrangements for Mr. Kontos with respect to the fiscal year ended May 31, 1998 were based on the Company's compensation philosophy. The Compensation Committee determined not to make any adjustments to Mr. Kontos' base salary for the year, in an effort to provide Mr. Kontos with additional incentives to continue to improve the Company's performance. Mr. Kontos' bonus with respect to the fiscal year ended May 31, 1998 was determined in accordance with the provisions of the New Employment Agreement.

                                                     THE COMPENSATION COMMITTEE


                                                     James H. Lynch, Jr.
                                                     John P. Duffy



Indemnification of Directors and Executive Officers

The Company has entered into indemnification agreements with its directors and executive officers which obligate the Company to indemnify the directors or officers for all expenses (including attorney fees) and costs, judgments, fines and settlement amounts paid or incurred by them in connection with claims, actions and proceedings in which they are parties, witnesses and subjects as a result of their activities on behalf of the Company, including, but not limited to, their activities as directors and officers of the Company and its subsidiaries. Pursuant to the agreements, the directors will be indemnified to the extent permitted under Delaware law. The agreements cover all indemnified claims and proceedings brought within ten years after the resignation of the director or executive officer from all positions held as a director, officer or otherwise on behalf of the Company. The agreements may provide indemnity to or limit liability of directors or executive officers for events that occurred prior to the date of the agreement. However, the enforceability of these retroactive provisions has not been determined under Delaware law.


Stock Option Plan


In August 1995, the Board of Directors adopted The Sherwood Group, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan") which plan was approved by the stockholders at the 1995 Annual Meeting of Stockholders. Under the 1995 Stock Option Plan, 767,200 shares of Common Stock were authorized for issuance for the granting of options and stock appreciation rights. In August 1997, the Board of Directors amended the 1995 Stock Option Plan to allow for an additional 420,000 shares of Common Stock to be authorized for issuance for the granting of options and stock appreciation rights. This amendment was approved by the stockholders at the 1997 Annual Meeting of Stockholders. The maximum number of shares subject to stock options that may be granted to any one optionee during any calendar year under the 1995 Stock Option Plan may not exceed 300,000 shares. The 1995 Stock Option Plan provides for the granting of both incentive and non-incentive stock options and stock appreciation rights which may be issued in connection with a stock option. At May 31, 1998, 163,930 shares were available for future grant under the 1995 Stock Option Plan. Options covering 531,600 shares of Common Stock were granted by the Company under the 1995 Stock Option Plan during the fiscal year ended May 31, 1998.

401(k) Plan

In April 1992, the Company formed the Sherwood Securities Corp. 401(k) Plan (the "401(k) Plan") which is a profit sharing plan qualified under Section 401(k) of the Code. Under the terms of the 401(k) Plan, all employees of the Company and its subsidiaries (except Equitrade) employed on February 1, 1992 were immediately eligible to participate. All other employees are eligible to participate in the 401(k) Plan after completing six months of service and attaining age 21. Employees may elect to have deductions made from their salaries and contributed to the 401(k) Plan. In addition, the Company may make matching contributions to the 401(k) Plan in such amounts as may be determined in the discretion of the Board of Directors. During the fiscal year ended May 31, 1998, there was a discretionary Company contribution to the 401(k) Plan of $82,013. Voting rights with respect to shares of Common Stock held in the 401(k) Plan are voted at the direction of the Compensation Committee of the Board of Directors.

Equitrade sponsors, for its eligible employees, the Equitrade Partners 401(k) Savings Plan, which is a profit sharing plan, qualified under Section 401(k) of the Code. Equitrade contributes a matching contribution equal to one-half of the first 4% of an employee's compensation. In July 1997, Equitrade formed a second plan, the Equitrade Discretionary Contribution Plan wherein Equitrade contributes an additional 3% of the employee's compensation for all eligible employees regardless of whether the employee participates in the Equitrade Partners 401(k) Plan. For the fiscal year ended May 31, 1998, Equitrade contributed a total of $165,780 to the two plans.



                     Certain Relationships And Related Transactions

S.G.I. Partners, L.P. On October 18, 1988, the Company closed a transaction pursuant to a stock purchase agreement whereby the Company issued and sold to S.G.I. Partners, L.P. ("S.G.I."), a Delaware limited partnership, 2,193,600 shares of Common Stock. In addition, the Company appointed Arthur Kontos, then the president of the corporate general partner of S.G.I., as director, Vice Chairman of the Board and Chief Executive Officer of the Company effective as of October 18, 1988. Mr. Kontos resigned as President of S.G.I. as of December 31, 1991. The Company also agreed to use its best efforts to appoint up to two individuals designated by S.G.I. as directors of the Company subsequent to October 18, 1988, provided that S.G.I. continued to own in excess of one million shares of the Company's issued and outstanding Common Stock. S.G.I. has designated Mr. Hewitt pursuant to such agreement. Mr. Hewitt is the President and sole shareholder and director of SHD Capital, Inc., the sole general partner of S.G.I.

Thomas Neumann. On March 24, 1993, the Company loaned to Thomas Neumann and his wife the sum of $600,000 pursuant to the terms of a Secured Note, a Mortgage and Security Agreement and a Construction Loan Agreement. The loan bears interest at the rate of 5% per annum. Interest accrued through August 15, 1993 was paid. On or before August 15, 1994 and on each August 15 thereafter during the term of the loan, Mr. Neumann is obliged to make annual payments of principal and interest in the aggregate amount of $40,000. Such payments have been made as scheduled. On July 23, 1997, the foregoing loan was converted into a loan of $378,544 secured by shares of Common Stock owned by Mr. Neumann and bearing a rate of 5% per annum and containing the same amortization requirement.

Spear, Leeds & Kellogg. Each of Sherwood Securities and Equitrade cleared certain of their securities transactions with SLK. During the Company's 1998 fiscal year, the Company and its subsidiaries paid fees in the aggregate amount of $1,884,010 to SLK in connection with clearing activities performed by SLK. In addition, the Company has, from time to time, entered into short-term borrowing facilities with SLK for the purpose of financing trading positions. Certain officers and directors of SLK are partners of S.G.I. As of May 31, 1998, no such borrowings were outstanding. On February 27, 1998, Sherwood Securities sold its American Stock Exchange specialist business to SLK for $325,000.

Ralph N. Del Deo. Mr. Del Deo is a senior partner in the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., which performs legal services for the Company, and certain of its subsidiaries.

I.A.T. Reinsurance Syndicate Ltd. On December 8, 1997, the Company sold 1,500,000 shares of its treasury common stock to I.A.T. Reinsurance Syndicate Ltd., an affiliate of Peter R. Kellogg. As of August 28, 1998, Mr. Kellogg beneficially owned 2,665,200 shares of the Company's common stock. Mr. Kellogg is a limited partner of S.G.I. and a Senior Managing Director of SLK.



                               Company Performance

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the Dow Jones Securities Brokers Index ("D J Brokers Index"). The graph assumes that the value of the investment in the Common Stock and each index was $100 at May 31, 1993 and that all dividends, if any, were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG THE SHERWOOD GROUP, INC. THE S & P 500 INDEX
AND THE DOW JONES SECURITIES BROKERS INDEX


                                                                       Cumulative Total Return
                                               5/93          5/94          5/95          5/96          5/97          5/98
                                           ------------------------------------------------------------------------------------

National Discount Brokers Group, Inc.                100           178           172           269           309           281

S & P Composite 500                                  100           104           125           161           208           272

Dow Jones Securities Brokers                         100           108           127           163           249           415


* $100 invested on 5/31/93 in stock or index including reinvestment of dividends.

   Fiscal year ending May 31.

PROPOSAL 2.  RATIFICATION AND APPROVAL OF THE APPOINTMENT
                 OF INDEPENDENT AUDITORS

The Company, subject to stockholder ratification, has selected KPMG Peat Marwick LLP to serve as its independent auditors for the fiscal year ending May 31, 1999. If the stockholders do not ratify the appointment of KPMG Peat Marwick LLP the Company may reconsider its selection.

A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

The Board of Directors recommends a vote "FOR" ratification and approval of the appointment of KPMG Peat Marwick LLP as independent auditors.



Stockholder Proposals For Next Annual Meeting

Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company at its offices at 10 Exchange Place Centre, Jersey City, New Jersey 07302, on or before May 20, 1999, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

Expenses Of Solicitation

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Other Matters

The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

                                             By Order of the Board of Directors


                                             Dennis Marino
                                             Secretary

Dated:  September 9, 1998

                             National Discount Brokers Group, Inc.

The undersigned hereby appoints Arthur Kontos, Richard J. Marino and Ralph N. Del Deo and each of them, with full power of substitution, as proxies for the undersigned, to attend the annual meeting of stockholders of National Discount Brokers Group, Inc. (the "Company"), to be held at the Company's offices at 10 Exchange Place Centre, Jersey City, New Jersey 07302, 15th Floor on October 20, 1998, at 4:00 p.m., New Jersey time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.       /  / For or /  / Withhold Authority to vote for the following nominees
         ---         ---
         for election as Class 2 directors:


                                     Arthur Kontos
                                    Richard J. Marino
                                    Ralph N. Del Deo

(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)

---------------------------------



2. Approval of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending May 31, 1999.

                   / / For or / / Against or / / Abstain

3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

         The Proxies will vote as specified herein or, if a choice is not specified, they will vote For the nominees listed in Item 1, For the proposal set forth in Item 2, and in their discretion with respect to the matters referred to in Item 3.

         This Proxy is solicited by the Board of Directors of the Company.


                                Receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement dated September 9, 1998 and Annual Report to Stockholders is hereby acknowledged:
                                Date:___________________________________,  1998
                                -----------------------------------------------
                                -----------------------------------------------
                                -----------------------------------------------
                                                   (Signatures)
                               (Please sign exactly as your names appear hereon,
                                indicating, where proper, official position or representative capacity.)